Exhibit 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CA—February 3, 2005—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for the first quarter of its 2005 fiscal year.

Revenues for the quarter ended December 31, 2004 were $39.8 million compared with $39.9 million for the same quarter of the prior year. Income from operations for the quarter was $2.7 million compared with $3.2 million for the same quarter of the prior year. Net income for the quarter was $2.1 million compared to $2.4 million for the same quarter of the prior year. Net income per diluted share for the first quarter was $0.13 compared with $0.14 for the same quarter of the prior year.

“We are pleased that both revenues and income for our first quarter this year exceeded our expectations,” commented Dr. David C. Collins, Learning Tree’s Chairman and CEO. “We continued to benefit from the international nature of our operations, our attention to quality, our expanded management training program, and our cost reduction programs.”

Dr. Collins also announced that Learning Tree expects later this calendar year to promote President and Chief Operating Officer, Nicholas R. Schacht, to Chief Executive Officer of Learning Tree. “Since joining Learning Tree in 2002, Nick has demonstrated an excellent grasp of our business, exceptional judgment and strong leadership skills,” commented Dr. Collins. “As our COO since 2002, and as President of Learning Tree since 2003, Nick has increasingly assumed overall responsibility for our operations. Our entire Board of Directors has great confidence that Nick is the right leader for the future of Learning Tree.”

Prior to joining Learning Tree, Mr. Schacht held executive leadership positions in the training industry, including Group President for the Institute for International Research, and President of ESI International. Mr. Schacht earned a B.S. degree with honors from the U.S. Naval Academy, a Master’s degree in General Administration from the University of Maryland and a Master of Science degree from The George Washington University.

After the transition is complete, Dr. Collins, a co-founder of Learning Tree in 1974, will continue to serve as Chairman of the Board of Learning Tree.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree International, Inc. (“Learning Tree”) believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	(Unaudited)
	Dec. 31, 2004	Dec. 31, 2003

Revenues	$39,762	$39,867
Cost of revenues	18,824	18,407

Gross profit	20,938	21,460

Operating expenses:
Course development	1,805	1,997
Sales and marketing	9,788	10,478
General and administrative	6,608	5,765

Total operating expenses	18,201	18,240

Income from operations	2,737	3,220

Other income (expense)	475	488

Income before provision for income taxes	3,212	3,708
Provision for income taxes	1,070	1,317

Net income	$2,142	$2,391

Earnings per common share	$0.13	$0.14

Earnings per common share assuming dilution	$0.13	$0.14

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 31, 2004	October 1, 2004
	(Unaudited)
Cash and cash equivalents	$82,818	$83,913
Accounts receivable, net	13,448	12,902
Prepaid taxes and other expenses	10,110	8,942

Total current assets	106,376	105,757
Equipment, long-term investments and other	32,900	31,677

Total assets	$139,276	$137,434

Accounts payable and accrued liabilities	$17,934	$18,607
Deferred revenue	46,648	46,847

Total current liabilities	64,582	65,454
Other	3,426	3,437

Total liabilities	68,008	68,891

Stockholders’ equity	71,268	68,543

Total liabilities and stockholders’ equity	$139,276	$137,434

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